UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

Torrey International Strategy Partners, LLC
Torrey U.S. Strategy Partners, LLC
(Name of Registrant as Specified in Its Charter)

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☐            Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐            Fee paid previously with preliminary materials.
☐            Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                   July 13, 2009

Dear Investor:

This letter provides important information that supplements the Definitive Proxy Statement dated July 1, 2009 relating to the Meeting of Members of Torrey International Strategy Partners, LLC and Torrey U.S. Strategy Partners, LLC (the “Registered Funds”) to be held on July 31, 2009 at 11:00 am EST (the “Meeting”).  Please read this letter carefully.

On July 9, 2009, Torrey Associates, LLC and its affiliates (“Torrey”) and Cadogan Management, LLC and its affiliates (“Cadogan”) entered into a non-binding letter of intent for the assignment of the investment management and general partner duties of certain Torrey private investment funds (the “Private Funds”) from Torrey to Cadogan as of December 31, 2009 (the “Closing Date”).  The Private Funds represent approximately 75% of Torrey’s current assets under management.  The Registered Funds will not be assigned to Cadogan as part of the transaction.  Prior to the Closing Date, Cadogan will be providing office space and infrastructure to certain Torrey employees to ease the transition.

Any Member who has already executed his proxy may revoke it at any time before the date of the Meeting by filing with the Funds a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

If you have any questions relating to the above, please do not hesitate to contact James O’Connor at 866.644.7800.

Very truly yours,

___________________________
James A. Torrey
President of Torrey Associates, LLC

SK 80350 0024 1012813